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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Home Depot, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-125332 on Form S-8 of The Home Depot, Inc. of our report dated June 28, 2007, with respect to the statements of net assets available for benefits of The Home Depot FutureBuilder for Puerto Rico as of December 31, 2006 and 2005, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 11-K of The Home Depot Futurebuilder for Puerto Rico.

/s/ KPMG LLP

Atlanta, Georgia
June 28, 2007